Exhibit 99.1

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Barnwell Industries, Inc. Reports Third Quarter and Nine Months Ended June 30, 2023 Results

Production of all Products Increased over the Prior Year’s Third Quarter

Company Declares Cash Dividend

HONOLULU, HAWAII, August 11, 2023 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported net losses of $717,000, $0.07 per share, and $865,000, $0.09 per share, for the three and nine months ended June 30, 2023, respectively, as compared to net earnings of $2,531,000, $0.25 per share, and $5,656,000, $0.59 per share, for the three and nine months ended June 30, 2022, respectively.

Mr. Alexander C. Kinzler, Chief Executive Officer of Barnwell, commented, “Our loss for the quarter was a result of a decline in prices of all products; oil, natural gas, and natural gas liquids which decreased 37%, 72%, and 46%, respectively, as compared to last year’s three months ended June 20, 2022 together with a decline in land investment results where our equity in income from affiliates declined $433,000.  Since the end of the third quarter, we have seen a significant increase in oil prices and we are pleased to report that our production of all products; oil, natural gas, and natural gas liquids during the current quarter increased from the prior year’s third quarter by 13%, 30% and 23%, respectively.

“The Company’s $5,354,000 investment in two gross (0.3 net) wells in the Permian Basin of Texas contributed to these production increases as these wells commenced production at the end of April.  The Company also invested $4,649,000 for new facilities in the Twining area and three gross (0.9 net) North Twining Unit wells where Barnwell holds a 29% non-operated interest that commenced production during the latter part of our third quarter.”

“For the nine months ended June 30, 2023, as compared to last year’s nine months ended June 30, 2022, the decrease in earnings was also due to a decline in prices of all products; oil, natural gas, and natural gas liquids which decreased 23%, 41%, and 27%, respectively, together with a decline in land investment results where our equity in income from affiliates declined $2,862,000 and our land segment revenues declined $1,030,000 due to lower real estate sales.

“Our water drilling segment sold one drilling rig and recognized a gain on the sale of $551,000 and its operating results increased $579,000 in the nine-month period as compared to the prior year period partially offsetting the impact of lower oil and natural gas segment product prices. Significantly, the Company’s oil and natural gas production increased from the prior year’s nine-month period by 13% and 27%, respectively, favorably impacted by the new production mentioned above. Additionally, our nine-month results included a $201,000 foreign currency gain as the U.S. dollar weakened against the Canadian dollar.

“The Company continues to actively explore acquisition, divestiture and financing opportunities and expects to produce improved results as it develops the Twining prospect in Alberta, Canada and benefits from improved commodity pricing.  The Company ended the third quarter with $1,581,000 in working capital, which includes $2,572,000 in cash and cash equivalents. The Board of Directors has declared a cash dividend of $0.015 per share payable on September 11, 2023 to the holders of record as of the close of business on August 24, 2023.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenues	$5,675,000	$8,028,000	$18,425,000	$20,161,000

Net (loss) earnings attributable to Barnwell Industries, Inc.	$(717,000)	$2,531,000	$(865,000)	$5,656,000

Net (loss) earnings per share – basic and diluted	$(0.07)	$0.25	$(0.09)	$0.59

Weighted-average shares and equivalent shares outstanding:

Basic and diluted	9,975,044	9,956,687	9,962,806	9,657,532